                                                                    EXHIBIT 12.2

                           SECURITY CAPITAL ATLANTIC
                                  INCORPORATED

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                         (DOLLAR AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                                              PERIOD ENDED DECEMBER 31,
                                       ---------------------------------------
                                        1997    1996    1995    1994   1993(1)
                                       ------- ------- ------- ------- -------
Earnings from operations.............. $51,115 $32,998 $19,639 $ 9,926  $ 38
Add:
  Interest expense....................  20,292  16,181  19,042   9,240   --
                                       ------- ------- ------- -------  ----
Earnings, as adjusted................. $71,407 $49,179 $38,681 $19,166  $ 38
                                       ======= ======= ======= =======  ====
Combined fixed charges and preferred
 stock dividends:
  Interest expense.................... $20,292 $16,181 $19,042 $ 9,240  $--
  Capitalized interest................  10,169  10,250   4,404     793   --
                                       ------- ------- ------- -------  ----
    Total fixed charges...............  30,461  26,431  23,446  10,033   --
Preferred stock dividends.............   1,569     --      --      --    --
                                       ------- ------- ------- -------  ----
Combined fixed charges and preferred
 stock dividends...................... $32,030 $26,431 $23,446 $10,033  $ --
                                       ======= ======= ======= =======  ====
Ratio of earnings to combined fixed
 charges and preferred stock
 dividends............................     2.2     1.9     1.6     1.9   N/A
                                       ======= ======= ======= =======  ====

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(1) For the period from inception (October 26, 1993) to December 31, 1993.